Exhibit 99.1

Pharmacyclics Announces Oral Presentations and Clinical Update of Ibrutinib (PCI-32765) at the 2012 Annual Meeting of the American Society of Clinical Oncology

Sunnyvale, CA., May 17, 2012--(PR Newswire)—Pharmacyclics, Inc. (NASDAQ: PCYC) today announced that clinical abstracts on Bruton’s Tyrosine Kinase inhibitor, ibrutinib (formerly, PCI-32765) have been selected for oral presentations at the 48th Annual Meeting of the American Society of Clinical Oncology (ASCO), June 1-5, 2012 in Chicago, IL.

The update on data presented for the first time will specifically include: 1) safety and efficacy data from the phase II CLL single agent trial in treatment naïve patients; 2) safety and efficacy data from the phase Ib/II CLL combination trial with ofatumumab in relapsed or refractory patients and 3) safety and efficacy data from the phase Ib CLL combination trial with bendamustine and rituximab in relapsed or refractory patients. Pharmacyclics plans to present a material update on the ibrutinib clinical development program in a press release after the ASCO oral presentations on Monday, June 4, 2012 and expects to hold a conference call as well on Wednesday, June 6, 2012 at 1:30 PM PT/4:30 PM ET.

Oral Presentation at ASCO, Chicago, IL (June 1-5, 2012)
Date/Time: Monday, June 4, 2012; 10:15 AM — 10:30 AM (CT)
Location: E354a
Abstract # 6507: The Bruton's tyrosine kinase inhibitor PCI-32765 in treatment-naïve chronic lymphocytic leukemia patients: Interim results of a phase Ib/II study. Dr. John C. Byrd et al., The Ohio State University, Columbus, Ohio.
This Abstract was selected to be presented at the "Best of ASCO Meetings".

Oral Presentation at ASCO, Chicago, IL (June 1-5, 2012)
Date/Time: Monday, June 4, 2012; 10:30 AM — 10:45 AM (CT)
Location: E354a
Abstract # 6508: A phase Ib/II study evaluating activity and tolerability of BTK inhibitor PCI-32765 and ofatumumab in patients with chronic lymphocytic leukemia/small lymphocytic lymphoma (CLL/SLL) and related diseases. Dr. Samantha Mary Jaglowski et al. The Ohio State University, Columbus, Ohio.

Poster Discussion Session at ASCO, Chicago, IL (June 1-5, 2012)
Date/Time: Friday, June 1, 2012; 4:30 PM — 5:30 PM (CT)
Abstract # 6515: Combination of the Bruton's tyrosine kinase inhibitor PCI-32765 with bendamustine/rituximab in patients with relapsed/refractory chronic lymphocytic leukemia: Interim results of a phase Ib/II study.  Dr. Susan M. O'Brien et al. MD Anderson Cancer Center, Houston, Texas.

About Pharmacyclics
Pharmacyclics® is a clinical-stage biopharmaceutical company focused on developing and commercializing innovative small-molecule drugs for the treatment of cancer and immune mediated diseases. Our mission and goal is to build a viable biopharmaceutical company that designs, develops and commercializes novel therapies intended to improve quality of life, increase duration of life and resolve serious unmet medial healthcare needs; and to identify promising product candidates based on scientific development expertise, develop our products in a rapid, cost-efficient manner and pursue commercialization and/or development partners when and where appropriate.

Presently, Pharmacyclics has three product candidates in clinical development and several preclinical molecules in lead optimization. We are committed to high standards of ethics, scientific rigor, and operational efficiency as we move each of these programs to viable commercialization.

The Company is headquartered in Sunnyvale, California and is listed on NASDAQ under the symbol PCYC. To learn more about how Pharmacyclics advances science to improve human healthcare visit us at http://www.pharmacyclics.com.

Contact:
Ramses Erdtmann
Vice President of Finance
Phone: 408-215-3325